Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into by and between (i) Dennis W. Blazer (“Employee”) and (ii) and CECO Environmental Corp. (“CECO”).

Whereas, Employee has been employed by CECO as CFO and Vice President of Finance and Administration;

Whereas, Employee and CECO mutually desire to transition Employee to a non CFO/consultant role and resolve amicably all differences or disputes, if any, that exist or may exist between them;

Now, therefore, in consideration of the above and of the payments, mutual promises, and other good and valuable consideration set forth in this Agreement, the sufficiency of which is hereby explicitly acknowledged, Employee and CECO agree as follows:

1. Unless terminated sooner in accordance with terms of this Agreement, Employee’s employment with CECO shall end effective January 31, 2012 or such later date that is mutually agreeable to CECO and Employee (the date Employee’s employment ends, the “Separation Date”). As of the earlier of the Separation Date or the effective date on which CECO hires a new Chief Financial Officer, Employee shall resign from his position as Chief Financial Officer and Vice President Finance and Administration as well as his positions as officer of the subsidiaries of CECO. Notwithstanding the foregoing, (i) Employee may terminate his employment with CECO for any or no reason upon (A) thirty (30) days prior written notice to CECO if a new Chief Financial Officer has not commenced employment with CECO and (B) two weeks prior written notice to CECO if a new Chief Financial Officer has commenced employment with CECO, and (ii) CECO may terminate Employee’s employment immediately for Cause.

2. If Employee signs and does not revoke this Agreement, and subject to the rights and obligations of CECO and Employee set forth herein, CECO shall provide to Employee the following payments and benefits:

a.

Subject to Section 17, a transition payment equal to a total of seven (7) months of pay in the gross amount of One Hundred Fifty-One Thousand Six Hundred and Sixty-Six Dollars and no cents ($151,666.00), which shall accrue and be paid (subject to the terms of this Agreement) as bi–weekly payments less all applicable, legally required payroll deductions, if any, starting on the first regularly-scheduled payroll date following the Separation Date (the “Transition Payment”); provided that Employee has not been terminated by CECO for Cause. The parties understand that payment of this Transition Payment to Employee: (i) is conditioned upon Employee’s execution and non-revocation no later than 21 days after the Separation Date of a general waiver and release and confidentiality agreement, in a form acceptable to CECO, in favor of CECO, its officers, directors, employees and CECO’s affiliates and subsidiaries (the “General Waiver and Release Agreement”); and (ii) shall serve as the sole consideration for Employee’s execution of the General Waiver and Release Agreement.

b.	During the seven month period following the Separation Date, CECO may, at its sole discretion, request that Employee perform services for CECO (the “Consulting Period”), and it will be in Employee’s discretion as to whether to perform such services. The parties agree that Employee will be paid for such services performed, if any, at the rate of $150.00 per hour, less all applicable, legally required payroll deductions.

c.	As of the Separation Date, Employee will no longer be covered by CECO medical and dental plans (the “Medical Plans”). At that time, Employee will have any continuation rights available under the Medical Plans and as otherwise provided by law, including the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The period during which Employee will be entitled to continuation coverage under COBRA shall begin on the day after the Separation Date. If Employee elects to continue coverage under the Medical Plans, Employee shall be responsible for premiums, as permitted by law, provided, however, that subject to the terms of this Agreement (and more specifically Section 17), CECO will reimburse Employee for premiums paid for coverage following the Separation Date through January 31, 2014 or, if Employee resigns prior to January 31, 2012, then for a period of eighteen months following the Separation Date (the “COBRA Reimbursements”); provided, however, that CECO shall reimburse premiums only for the plus one, HDHP 3000 plan, and in no event will CECO pay for any coverage if Employee was terminated for Cause. Such reimbursements, subject to Section 17, will be made upon presentation by Employee of supporting documentation that the premiums have been paid. In the event that Employee finds employment that provides comparable medical coverage at a comparable cost, Employee will elect that coverage and CECO shall have no further liability for reimbursement payments hereunder. If Employee is still covered on COBRA through CECO’s health insurance plan on June 1, 2012, or such other date when the Employee becomes Medicare eligible, Employee agrees to elect Medicare coverage thereby making Medicare the Employee’s primary medical coverage plan.

d.	CECO’s agreement not to contest any applicable claim for unemployment compensation by Employee, provided that Employee does not make any disparaging or false statements about CECO in support of any such claim and provided that Employee does not resign or otherwise terminate this Agreement. In so doing, Employee fully understands that by not contesting an unemployment compensation claim, CECO cannot guarantee that Employee will in fact receive those benefits. Moreover, Employee further understands that if CECO is required by law to provide testimony or information concerning the ending of Employee’s employment, or the payments received by Employee pursuant to this Agreement, CECO has not breached the Agreement.

e.	If Employee requests input from CECO in connection with any search for subsequent employment, he shall direct any and all prospective employers to contact CECO’s Vice President of Human Resources, currently Hilliary Jeffries, at (513) 458-2696 regarding his employment with CECO. In response to any such inquiries from prospective employers, the Vice President of Human Resources will disclose only Employee’s dates of employment, job title and salary.

f.	In the event of the death of Employee prior to receipt in full of the payments and benefits in this agreement, any remaining payments and benefits will inure to the benefit of Employee’s surviving spouse.

g.	“Cause” shall mean:

(i) negligence, fraud, dishonesty or misconduct by Employee in the performance of his duties;

(ii) intoxication with alcohol or drugs while on the premises of the Company or any of its subsidiaries or any customer or potential customer to the extent that in the reasonable judgment of management, Employee is abusive or his ability to perform his duties and responsibilities is impaired;

(iii) conviction of a felony or any misdemeanor involving dishonesty, theft, the failure to tell the truth, other unethical behavior, racial prejudice, drugs, alcohol, sexual misconduct or any other crime likely to result in public disparagement with respect to the Company or its subsidiaries;

(iv) intentional misappropriation of property belonging to the Company or any of its subsidiaries;

(v) illegal business practices in connection with the Company or any of its subsidiaries’ businesses which could have a material adverse effect on the Company or any of its subsidiaries’ business or financial position or reputation;

(vi) excessive absence of Employee from his employment during usual business hours for reasons other than vacation, disability or sickness after written notice thereof is delivered to Employee describing the nature of such excess absences and affording Employee one more opportunity to avoid excess absences;

(vii) failure of Employee to obey directions of the Board of Directors of CECO or the chief executive officer of the Company, provided that Employee has been given written notice of such directions; or

(viii) the breach by Employee of any confidentiality agreement between Employee and the Company.

h.	Employee shall be entitled to his bonus, if any, under the 2011 Executive and Mid-Management Compensation Plan, provided that he is employed with CECO as of December 31, 2011, payable as provided under such plan.

Employee acknowledges that the above-referenced payments and benefits are things of value which Employee would not receive except for his signature of this Agreement and fulfillment of the promises contained herein and that the amounts previously paid to him and those discussed in this Agreement are all amounts owed to him in full for his services to CECO Environmental Corp. and its affiliated companies. Subject to the exceptions set forth below, Employee further agrees that the payments and other benefits constitute full, final, and complete satisfaction of any and all “Claims” by Employee against any or all of the “Releasees,” as those terms are defined in the following paragraph. Employee further acknowledges that CECO is entering into this Agreement based on Employee’s representation that this Agreement will resolve any and all claims that he has or could have against CECO for any issues relating to his employment or the termination of his employment and that he is waiving any right to pursue any lawsuit against CECO with respect to his employment, the termination of his employment or any other issue that arose prior to his execution of this Agreement.

3. In exchange for the consideration set forth above, Employee, on behalf of himself and any heirs, dependents, spouses, beneficiaries, successors, agents, assigns, executors, and/or administrators, hereby fully, finally, and forever releases and agrees not to sue or be a party to any lawsuit of any kind or nature against CECO, CECO’s former and current officers, directors, owners, partners, members, shareholders, representatives, agents, employees, subsidiaries, parents, affiliates, divisions, and all other related entities of CECO and their respective heirs, predecessors, successors, and assigns, and all other persons and entities acting by, through, under, or in concert with any of them (hereinafter,

“Releasees”) for any and all claims, complaints, causes of action, lawsuits, rights, liabilities, obligations, promises, agreements, grievances, controversies, damages, demands, losses, debts, costs, expenses, or attorneys’ fees (hereinafter, “Claims”), whether asserted or unasserted, known or unknown, from the beginning of time through the date Employee signs this Agreement, including but not limited to Claims arising out of or relating to Employee’s employment with CECO and/or his separation therefrom arising under any practice, policy, contract or employment agreement or any federal, state, or local law, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (“ADA”), as amended, the Family and Medical Leave Act (“FMLA”), as amended, the Age Discrimination in Employment Act (“ADEA”), and any other federal, state, county or local statute, ordinance, regulation or order and all claims under the common law in tort, contract or otherwise. This release specifically includes any employment-related claims for compensatory, consequential, exemplary or punitive damages, reinstatement, equitable relief, attorneys’ fees or costs, backpay, front pay, loss of salary, net accumulations, wages, bonuses, incentive payments, commissions, expense reimbursements, rates of pay, vacations, sick days, earnings, interest or loss of any other incidents, terms or conditions of employment. Claims released pursuant to this paragraph do not include (i) applicable and vested benefits to which Employee is entitled, if any, pursuant to CECO’s retirement plan(s), as set forth in and governed by the formal Plan Document(s), (ii) any right of Employee to indemnification for service in his capacity as an officer, director, employee or agent of CECO pursuant to agreement, CECO’s organizational documents, by statute or under any CECO insurance policy, or (iii) any rights of Employee under this Agreement. Employee acknowledges and agrees he is entitled to no further payments or other benefits in light of the payments being made under Paragraph 2 above. Employee warrants that he has not assigned or transferred any Claims against Releasees to any other person or entity. Except as expressly provided for herein, this release of Claims also shall include Employee’s entitlement to any benefits under all other employee benefit programs sponsored or maintained by or on behalf of CECO.

Employee understands and agrees that by this release he is giving up the opportunity to recover any form of compensation, damages or any other form of relief in any proceeding brought by him or on his behalf. Employee’s release and this Agreement shall not operate to waive or bar any claim or right which may not by operation of law or regulation be waived or barred. Employee expressly acknowledges that he has not filed any Claim regarding any matter described in this Agreement and, if he does file such a Claim, he will be in breach of the Agreement and CECO shall be entitled to revoke or recover from him all consideration given under this Agreement as well as its attorneys’ fees and costs incurred in defending against such action.

4. Exclusively as this Agreement pertains to Employee’s release of Claims, if any, under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., Employee, pursuant to and in compliance with the Older Workers Benefit Protection Act: (i) is advised to consult with an attorney prior to executing this Agreement; (ii) is afforded a period of twenty-one (21) calendar days to consider this Agreement; and (iii) may revoke this Agreement (with regard to his ADEA waiver and release) during the seven (7) calendar days following his signature of the Agreement. Employee’s knowing and voluntary execution of this Agreement is an express acknowledgment and agreement that Employee had the opportunity to review this Agreement with an attorney if he so desired; that Employee was afforded twenty-one (21) days to consider the Agreement before executing it (even if he voluntarily chose to sign the Agreement prior to the expiration of the 21-day period); that Employee agrees this Agreement is written in a manner that enables him fully to understand its content and meaning; and that Employee is being given seven (7) days to revoke the Agreement.

This Agreement as it pertains to the release of Claims under the ADEA shall become effective and enforceable seven (7) calendar days after Employee signs it, as long as it is not revoked prior to that time. All other provisions of the Agreement or parts thereof shall become effective and enforceable upon execution; provided, however, that if Employee revokes the Agreement as provided in (iii) above, CECO may revoke the Agreement in its entirety during the seven (7) calendar day period following Employee’s revocation. Notice of revocation by Employee must be in writing and delivered to CECO’s Vice President of Human Resources, Hilliary Jeffries, at 4625 Red Bank Road Suite 200, Cincinnati Ohio 45227, on or before the effective date of revocation. Notice of revocation by CECO must be in writing, and delivered to Employee, at 7621 Hillridge Ct., Cincinnati, Ohio 45244.

5. In exchange for mutual covenants set forth in this Agreement, and as a material inducement for Employee to enter into this Agreement, CECO further agrees to refrain from making or publishing any disparaging or false statements, oral or written, about Employee. For purposes of this paragraph 5, CECO means the Vice President of Human Resources, all current members of the CECO Board of directors, the Chief Executive Officer and the Chief Financial Officer.

6. In exchange for Employee’s receipt of the above-referenced payments and benefits, and as a material inducement for CECO to enter into this Agreement, Employee further agrees:

a.	During the Consulting Period, and as long as reasonably necessary thereafter, Employee agrees that he will cooperate, assist, and make himself reasonably available to CECO personnel or CECO attorneys and/or agents on an as-needed basis (i) in order to respond to or address any complaint or issue raised by any person or entity that does/did business with CECO or is/was associated with CECO and (ii) in connection with any formal or informal governmental or self-regulatory organization investigation. Employee agrees that he will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or otherwise if requested by CECO. CECO will strive to keep the need for future assistance to a minimum, and will reimburse Employee for reasonable expenses incurred, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

b.	To refrain from making or publishing any disparaging or false statements, oral or written, about CECO or any of the other Releasees.

c.	To return all CECO-owned property (“Property”) (except for the Dell Latitude E6520 laptop and Blackberry Curve cell phone currently in his possession) that has not been returned already to CECO on Employee’s Separation Date, except to the extent necessary, and only for so long as necessary, to perform services requested by and for CECO. Upon completion of such services, or earlier if requested by CECO, all such Property shall be returned to CECO. Any such Property should be returned to Jeff Lang or his designee. The term “Property” includes, without limitation, correspondence, files, e-mails, memos, reports, minutes, plans, records, surveys, identification cards, security access cards or devices, keys, confidential or proprietary software, diagrams, computer printouts, computer disks or CDs, hard drives, manuals, customer or vendor documentation, or any other medium, electronic, digital, or otherwise, for storing information, and all copies or reproductions of any such Property. The return of all Property includes the complete and effective deletion of all CECO material on Employee’s personal computer, if Employee has one.

d.	That, except as permitted by Paragraph 6.c, neither Employee nor anyone else at Employee’s direction has copied in any manner or otherwise retained any such Property. Employee further agrees that all information disclosed to or discovered by Employee during his employment with CECO regarding CECO’s operations, services, products, procedures, practices, processes, or systems, including but not limited to sales and marketing strategies; prior, current, or potential client lists or client information; pricing or bidding information and practices; vendor/supplier information; compensation policies; research and development information; environmental matters; computer or telephone systems, directories, and/or database information; personnel matters; trade secrets; planning goals; management action plans; and/or financial information, are collectively considered “Confidential Information” and are valuable and unique assets of CECO, unless such information generally is known or could be readily ascertainable by the general public through no fault of Employee. Therefore, Employee shall not, directly or indirectly, intentionally or unintentionally, use, disseminate, or disclose any Confidential Information to any other person or entity. Employee agrees that CECO’s remedy at law for any breach of this Paragraph 6.d. would be inadequate and, therefore, agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding to enforce this Paragraph 6.d.

7. Employee represents and warrants that he has not (a) assigned or transferred any Claims against any of the Releasees to any other person or entity, (b) filed any Claims against any of the Releasees with any local, state, or federal agency, department, or court, or (c) claimed an interest in any such Claims. CECO represents and warrants that it has not (i) assigned or transferred any Claims against Employee to any other person or entity, or (ii) filed any Claims against Employee, or (iii) claimed an interest in any such Claims. Employee also waives the right to recover any monetary damages or other relief brought by or through the Equal Employment Opportunity Commission (“EEOC”) or any other local, state, or federal agency, department, or court.

8. The terms and intention of this Agreement are to end amicably the employment relationship between Employee and CECO and compromise and settle any existing or potential Claims. Employee and CECO acknowledge and agree that neither this Agreement nor any actions or statements taken or made hereunder constitute evidence of any liability under, violation of, or noncompliance with any law or statute, regulation, the common law, or any agreement which exists or allegedly may exist by and between Employee and CECO, nor the admission of any wrongdoing or liability of CECO or any of the other Releasees or Employee. Each of CECO and Employee specifically denies and disclaims any liability and by entering into this Agreement intends merely to resolve any differences in an amicable way.

9. Employee agrees that the discussions concerning this Agreement are confidential. Accordingly, Employee shall not disclose any discussions about this Agreement to any person or entity other than his attorney, tax advisor, accountant, or spouse, or as otherwise required and compelled by law. In so doing, Employee shall instruct his attorney, tax advisor, accountant, and/or spouse that the discussions are confidential and shall not be disclosed to any other person or entity. If compelled by law to disclose the above-referenced information, Employee shall immediately notify CECO’s Vice President of Human Resources.

10. Each of CECO and Employee further understands and agrees that the pledges of confidentiality, non-disparagement, and non-disclosure set forth above are material inducements to the other party to enter into the Agreement, and that any breach of such provisions by a party would entitle the other party to recover such party’s actual damages and reasonable attorney’s fees.

11. This Agreement is binding upon and inures to the benefit of Employee and CECO and their respective heirs, administrators, representatives, executors, successors, and assigns.

12. This Agreement sets forth the entire understanding and agreement between Employee and CECO and supersedes any and all prior agreements (except as provided herein) or understandings with respect to the subject matter of this Agreement, whether oral or written; provided, however, that if prior to the Separation Date there is a Change in Control, as defined in that certain Change in Control Agreement dated October 16, 2009 between Employee and CECO (the “CiC Agreement”), the CiC Agreement shall control with respect to the amount, timing and requirements for post-employment payments, including without limitation payments for Medical Plans. This Agreement cannot be modified or terminated orally, but may be changed only in a written document signed by both Employee and the Chief Executive Officer of CECO which specifically states that such writing amends this Agreement.

13. Employee acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by any or all of the Releasees with regard to the subject matter, basis, tax consequences, or effect of this Agreement or otherwise, other than the obligations of the parties set forth in writing in this Agreement. Employee also assumes the risk of all possible differences in facts if any facts Employee now believes to be true are found to be different than he believes.

14. If, for any reason, any portion of this Agreement should be found invalid or unenforceable, all remaining parts shall remain binding and in full force and effect to the maximum extent permitted under Ohio law.

15. This Agreement shall be interpreted, enforced, and governed by the laws of the State of Ohio, without regard to any choice of law or conflict of law provisions. Employee acknowledges and consents to exclusive jurisdiction and venue, with regard to this Agreement, in the state and federal courts located in Hamilton County, Ohio.

16. EMPLOYEE AGREES THAT HE IS FULLY ABLE AND COMPETENT TO ENTER INTO THIS AGREEMENT, HAS READ THE AGREEMENT CAREFULLY AND IN ITS ENTIRETY, HAS TAKEN REASONABLE TIME TO CONSIDER IT, HAS HAD THE OPPORTUNITY, SHOULD EMPLOYEE SO DESIRE, TO HAVE COUNSEL OF CHOICE REVIEW IT, FULLY UNDERSTANDS ITS TERMS, AND THAT HIS AGREEMENT TO ALL OF ITS PROVISIONS IS MADE FREELY, VOLUNTARILY, AND WITH FULL KNOWLEDGE AND UNDERSTANDING OF ITS TERMS AND CONTENTS.

17. Notwithstanding any provision to the contrary in this Agreement:

a.	No Transition Payment or COBRA Reimbursement shall be payable unless the termination of the Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations.

b.

If the Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the benefits to which the Employee is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Employee’s benefits shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service” with CECO (including any employers required to be aggregated with CECO in accordance with Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Employee’s death. Within three (3) business days of the earlier of such dates, all payments deferred pursuant to this Section 17.b. shall be paid in a lump sum to the Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

c.	The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by CECO in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).

d.	COBRA Reimbursements shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above, but actually on the dates set forth below.

Dennis W. Blazer		CECO ENVIRONMENTAL CORP.:

/s/ Dennis W. Blazer		By:	/s/ Jeffrey Lang
EMPLOYEE			Jeffrey Lang
Chief Executive Officer

Date:	8-19-11	Date:	8-19-11

Witness:	/s/ Hilliary L. Jeffries

CECO Environmental Corp.

4625 Red Bank Road Suite 200

Cincinnati, Ohio 45227

ACKNOWLEDGMENT OF RECEIPT

I, Dennis W. Blazer (“Employee”), acknowledge receipt of the attached Transition Agreement (the “Agreement”) between myself and CECO Environmental Corp. (“CECO”).

I received a copy of the Agreement on the      day of            , 2011. I understand that for the Agreement to be effective, I must sign and return it to CECO’s Vice President of Human Resources, Hilliary Jeffries, by 5:00 p.m., within twenty-one (21) calendar days from the above date.

During the time given to review the Agreement, I understand and agree that if I violate any of the provisions of the Agreement before I sign it, CECO may, in its sole discretion, withdraw the Agreement in its entirety.

Signature on this Acknowledgment of Receipt only indicates receipt of the Agreement.

Employee	Witness

Date:	Date: